Exhibit 99.1

NeuroPace Announces Preliminary Unaudited Revenue for Fourth Quarter and Full Year 2023 and Provides Business Updates

Preliminary unaudited revenue expected to be between $17.5 million and $18.0 million for Q4 2023 and between $64.9 million and $65.4 million for full year 2023

Company begins 2024 with cash balance of $66.5 million

Announces completion of patient implant milestone in the NAUTILUS trial

Completed initial milestones in first strategic data collaboration, using proprietary biomarker monitoring and data analysis capabilities to support a clinical-stage biotechnology company’s clinical trial

Pilot Launch of Project CARE program to advance RNS System access to community setting expected in 1H 2024

Mountain View, Calif. – January 8, 2024 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial, growth-stage medical technology company focused on transforming the lives of people living with epilepsy, today announced preliminary unaudited revenue for the quarter and year ended December 31, 2023 and provided business updates.

The Company is presenting at the 42nd Annual J.P. Morgan Healthcare Conference at 7:30am PT (10:30am ET) on Thursday, January 11, 2024, in San Francisco, CA and will host investor meetings prior to and during the conference.

NeuroPace plans to release its fourth quarter and full year 2023 financial results in early March of 2024. The quarterly and annual preliminary revenue amounts for 2023 included in this press release are being provided prior to the completion of review and audit procedures by the Company’s independent registered public accounting firm and are therefore subject to adjustment.

Recent Updates Include:

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Preliminary unaudited revenue expected to be between $17.5 million and $18.0 million for the fourth quarter ended December 31, 2023, representing growth of 37% to 41% versus the fourth quarter of 2022.

•	Total full year 2023 revenue expected to be between $64.9 million and $65.4 million grew 43% to 44% versus full year 2022 and came in well above initial 2023 revenue guidance of $50-$52 million.

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Cash and short-term investments balance as of December 31, 2023 expected to be $66.5 million, which includes net proceeds of approximately $7.9 million raised in the fourth quarter from an at-the-market (ATM) equity financing facility, as well as a portion of the proceeds from its biotechnology company data collaboration.

•	Completed both enrolling and implanting the number of patients required for FDA submission in its NAUTILUS pivotal trial for idiopathic generalized epilepsy (IGE) more than a quarter early.

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Further advanced the Project CARE initiative aimed at expanding access to the RNS System within the community setting. The Company is on track to launch the pilot program in the first half of 2024, with centers already beginning to implant patients as part of the pilot.

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Completed initial milestones in strategic collaboration to provide biomarker data and insights. NeuroPace anticipates receiving up to $3.7 million in total proceeds from this collaboration over nine quarters.

“I am pleased with what our team was able to accomplish in 2023 and am excited to kick off 2024 with important company milestones ahead,” said Joel Becker, President and Chief Executive Officer of NeuroPace. “We remain focused on growth within our current market, market and indication expansion, and execution of our product development and clinical initiatives, while delivering strong gross margin performance and demonstrating continued operating discipline. I am also pleased to announce that we have completed not only enrolling, but also implanting the number of patients required for FDA submission in our NAUTILUS pivotal trial more than a quarter early, which we believe is a testament to the interest in extending the benefits of our RNS System to patients suffering from generalized epilepsy.”

The NAUTILUS pivotal trial is designed to evaluate the safety and effectiveness of the RNS System as a potential treatment option for patients 12 years and older with drug-resistant idiopathic generalized epilepsy. Approximately 1.2 million people in the United States are living with drug-resistant epilepsy and the RNS System is currently indicated for focal epilepsy, which is approximately 60% of the drug-resistant market. As there are no neuromodulation products currently indicated for generalized epilepsy in the U.S., indication expansion into generalized epilepsy would provide a treatment option for many patients living with drug-resistant generalized epilepsy. Patients with generalized epilepsy do not need Phase II invasive monitoring and would be able to proceed to RNS System therapy faster, through a noninvasive diagnostic process that could be performed both within and outside of the Comprehensive Epilepsy Center setting.

The Company also completed the initial milestones in its recently announced, first-of-its-kind strategic data collaboration with a clinical-stage biotechnology company that leverages the RNS System’s ability to collect and analyze patient data to generate insights that will help evaluate the biotechnology company’s investigational drug candidate as part of a phase 2a study. The Company believes this collaboration demonstrates how the RNS System’s artificial intelligence and machine learning capabilities can improve patient care.

NeuroPace’s Project CARE initiative, aimed at expanding access to the RNS System into the community setting, remains on track for pilot program launch in the first half of 2024. The Company has been pleased to see the initial support, including from the centers and providers that have not only gone through the contracting process, but have implanted patients, and believes this will be an exciting opportunity for patients and providers in the community epilepsy care setting to gain access to the benefits available through the RNS System. This expansion into the community will not only allow for more patients to receive adequate care closer to their homes but will also create pathways for patients that need more advanced care to be referred to a Comprehensive Epilepsy Center in order to receive the care that they need, helping to close the epilepsy treatment gap. To support these efforts, the Company plans to make some incremental additions to its sales and support teams. The team will remain focused on driving utilization and adoption at currently implanting centers and expanding the RNS System’s footprint in the community.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial, growth-stage, medical technology company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. The RNS System is the only system that not only provides therapy, but monitors, detects, and records brain activity, helping patients reduce their seizure burden, while helping clinicians provide comprehensive patient care.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including among other things, the statements related to demand for NeuroPace’s products, fourth quarter 2023 and full-year 2023 revenue and cash balance, business development, partnerships, collaborations, financial guidance, commercial strategy, execution, expansion, operational performance, and growth, above. The preliminary projections set forth in this press release reflect NeuroPace’s current preliminary projections, are subject to the completion of NeuroPace’s audit process, and are subject to change. NeuroPace’s fourth quarter 2023 and full-year 2023 revenue and cash balance results could differ materially from the preliminary projections provided in this press release. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the risks and uncertainties described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the period ended September 30, 2023 filed with the SEC on November 8, 2023, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. Factors that could cause NeuroPace’s actual results to vary from the preliminary projections noted in this press release include variances between NeuroPace’s preliminary revenue and cash balance projections and its actual results. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:

NeuroPace:

Jeremy Feffer

Managing Director

LifeSci Advisors

jfeffer@lifesciadvisors.com